Exhibit 99.1

MARKETAXESS APPOINTS LESLEY DANIELS WEBSTER TO BOARD OF DIRECTORS

New York, Thursday July 18, 2013 – MarketAxess Holdings Inc. (Nasdaq: MKTX), the operator of a leading electronic trading platform for U.S. and European high-grade corporate bonds, emerging markets bonds and other types of fixed-income securities, has confirmed the appointment of Lesley Daniels Webster to its Board of Directors.

Ms. Daniels Webster is the Founder and President of Daniels Webster Capital Advisors, a consulting firm specializing in Enterprise Risk Management. In this capacity she has designed corporate governance and capital allocation structures, as well as led complex credit evaluations for a broad range of major financial institutions, including wealth and asset management firms, banks, consumer lenders, clearing houses and government organizations.

From 2000 – 2005, Ms. Daniels Webster was Executive Vice President, Market Risk and Fiduciary Risk Management, at J.P. Morgan Chase & Co., where she was responsible for firm-wide market and fiduciary risk management; and from 1994 – 2000, Ms. Daniels Webster was Global Head of Market Risk Management at Chase Manhattan/Chemical Bank. Ms. Daniels Webster started her career in the securities industry and held senior trading positions at global firms including UBS and Chase.

Rick McVey, Chairman and Chief Executive Officer of MarketAxess, said: “We are delighted to welcome Lesley to our Board of Directors. She is an accomplished risk professional with a unique skill set, who has overseen extensive risk assessments for numerous, significant organizations. Lesley’s experience of managing risk across large and complex financial institutions will be of great value as we continue to expand our trading and technology solutions for the credit markets.”

Lesley Daniels Webster added: “I am very pleased to join the Board of MarketAxess at a time when the credit markets are so rapidly evolving, with MarketAxess at the center of many of these changes. As technology plays an increasingly critical role in the fixed income markets, robust risk management will be more crucial than ever. I look forward to working with Rick and the rest of the team as we enter into what promises to be a new and exciting era for credit trading.”

About MarketAxess Holdings Inc.

MarketAxess operates a leading electronic trading platform that enables fixed-income market participants to efficiently trade corporate bonds and other types of fixed-income instruments using MarketAxess’ patented trading technology. Over 1,000 investor and broker-dealer firms are active users of the MarketAxess trading platform, accessing global liquidity in U.S. high-grade corporate bonds, European bonds, high-yield and emerging markets bonds, agency bonds, asset-backed and preferred securities and credit default swaps. MarketAxess has submitted an application to the U.S. Commodity Futures Trading Commission to operate a swap execution facility. MarketAxess also offers a number of trading-related products and services, including: market data to assist clients with trading decisions; connectivity solutions that facilitate straight-through processing; technology services to optimize trading environments; and execution services for exchange-traded fund managers and other clients. Through its Xtrakter subsidiary, MarketAxess also offers a range of pre- and post-trade services, including trade matching, regulatory transaction reporting, and market and reference data across a range of fixed-income products.

MarketAxess maintains its headquarters in New York and has offices in London, Chicago, Salt Lake City, Hong Kong, Singapore and São Paulo. For more information, please visit www.marketaxess.com.

Media

MarketAxess Holdings Inc.

Florencia Panizza, 212-813-6029

fpanizza@marketaxess.com

or

William McBride & Associates

Judi Flynn, 917-902-9726

jflynn@wmmcbride.com